As filed with the Securities and Exchange Commission on April 30, 2001.


                                                                FILE NO. 811-620
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM N-1A


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                                AMENDMENT NO. 13





             INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.
               (Exact Name of Registrant as Specified in Charter)


                    200 Park Avenue, New York, New York 10166
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, including Area Code: (212) 573-9354





                                 James H. Bluck
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                     (Name and Address of Agent for Service)





================================================================================

             INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.

                                   PROSPECTUS
                           o o o o o o o o o o o o o o
                                   May 1, 2001
                           o o o o o o o o o o o o o o
                                 A NO-LOAD FUND
                           o o o o o o o o o o o o o o
                               PRIMARY OBJECTIVE:
                              Capital Appreciation
                              SECONDARY OBJECTIVE:
                                     Income

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE FUND IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY.

THE OFFER AND SALE OF THE SECURITIES OFFERED BY MEANS OF THIS PROSPECTUS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SHARES OF THE FUND MAY BE OFFERED AND SOLD ONLY TO ELIGIBLE INSTITUTIONS WHOSE PRINCIPAL OFFICES ARE LOCATED IN THE STATE OF NEW YORK AND MAY NOT BE TRANSFERRED, EXCEPT TO ANOTHER ELIGIBLE INSTITUTION WHOSE PRINCIPAL OFFICE IS LOCATED IN THE STATE OF NEW YORK.

This Prospectus does not constitute an offer in any state or jurisdiction outside the State of New York.

ADDITIONAL INFORMATION AND SHAREHOLDER INQUIRIES

A current Statement of Additional Information ("SAI") which provides more detail about the Fund is on file with the Securities and Exchange Commission as part of the Fund's registration statement on Form N-1A. The SAI is incorporated herein by reference, which means that it is legally considered part of this Prospectus.

Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

The SAI, annual report and semi-annual report are available without charge upon request. To obtain a copy of the current SAI, annual or semi-annual report or other information about the Fund or to make shareholder inquiries:

Call:       800-527-3713

Write to:   Shay Financial Services, Inc.
            230 West Monroe Street, Suite 2810
            Chicago, Illinois  60606

You may view and copy the SAI and other information about the Fund by visiting the Securities and Exchange Commission's Public Reference Room in Washington, DC, or by visiting the EDGAR Database on the Commission's Internet site at http://www.sec.gov. Copies of this information may also be obtained, upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Commission's Public Reference Section, Washington, DC 20549-0102. You may also call the Commission at 202-942-8090 for information about the operation of the Commission's Public Reference Room.

       YOU SHOULD READ THIS PROSPECTUS AND RETAIN IT FOR FUTURE REFERENCE.

CONTENTS

                                                                            PAGE
Key Points ...................................................................2
Performance Summary ..........................................................4
Fees and Expenses of the Fund ................................................5
Eligible Institutions ........................................................6
Investment Objective and Strategies ..........................................6
Principal Risks ..............................................................7
Share Price -- Net Asset Value ...............................................8
Purchase of Fund Shares ......................................................8
Share Purchase Procedures ...................................................10
Redeeming Shares ............................................................10
Understanding Performance ...................................................12
Dividends, Distributions and Federal Income Tax Status ......................12
Portfolio Management ........................................................13
Administrator, Transfer Agent and Custodian .................................14
Distributor .................................................................14

                              --------------------

                                   KEY POINTS

ELIGIBLE INVESTMENT FOR NEW YORK SAVINGS BANKS: The Fund is designed as an investment vehicle for New York savings banks under Subdivision 26(e) of Section 235 of the New York Banking Law and certain other Eligible Institutions, as defined below.

ELIGIBLE INSTITUTIONS: Shares of the Fund may be purchased and owned only by, and may be transferred only to, Eligible Institutions that have their principal offices within the State of New York. An "Eligible Institution" means: (i) a savings bank or savings and loan association which is organized under the laws of the State of New York, (ii) a federal savings association organized under the laws of the United States, (iii) a holding company owning a majority of the outstanding shares of such a savings bank, savings and loan association or savings association, (iv) a life insurance department of any such savings bank, savings and loan association or savings association, (v) a wholly- or majority-owned subsidiary of any such savings bank, savings and loan association or savings association, including without limitation a life insurance subsidiary, (vi) a pension trust, fund, plan or agreement participated in by one or more such savings banks, savings and loan associations, savings associations or holding companies to provide retirement benefits, death benefits or disability benefits for any or all of its or their active officers and employees or (vii) any insurance company, including without limitation SBLI Mutual Life Insurance Company of New York, Inc. and any of its subsidiaries or any trust or other entity holding for the benefit of any of the foregoing or the policyholders of any such insurance company or subsidiary.

ELIGIBLE INVESTMENTS BY THE FUND: In order to maintain the Fund as an eligible investment for New York savings banks under Subdivision 26(e) of Section 235 of the New York Banking Law, the Fund will invest only in securities in which a savings bank may invest.

OBJECTIVE: The Fund's primary investment objective is to achieve capital appreciation. The objective of income is secondary.

PRINCIPAL STRATEGIES: The Fund seeks to achieve these objectives by investing in a diversified portfolio of equity securities consisting primarily of common stocks of U.S.-based companies with the potential for appreciation in light of their growth, cash flow, earnings and dividend prospects, the reasonable prices of their securities and their potential for capital appreciation in the opinion of the Fund's Investment Adviser. The equity securities in which the Fund invests consist primarily of dividend-paying common stocks of large-capitalization companies, i.e., companies with market capitalizations in excess of $5 billion. There is no assurance that the Fund in fact will achieve these objectives.

RISKS: All investments in equity mutual funds, like the Fund, involve risk. Simply defined, risk is the possibility that you will lose money or not make money. Below is a summary of the principal risk factors for the Fund.

o MARKET AND INVESTMENT RISKS. The value of the Fund's shares will fluctuate in accordance with the value of the securities held in its portfolio. Declines are possible in the overall stock market or in the particular securities or types of securities held by the Fund, and it is possible to lose money as a result of your investment.

o PORTFOLIO MANAGEMENT RISKS. The Investment Adviser's skill will affect the ability of the Fund to achieve its investment objective. The strategies employed by the Fund may not match the performance of other strategies at different times or under different market or economic conditions. Accordingly, the Fund's performance for any period may differ from the performance of the overall market or from other investments that may be available to you.

o LIMITATIONS ON THE AMOUNT OF REDEMPTIONS. The amount that can be withdrawn from the Fund by a shareholder on any day is limited to the greater of 2,500 shares or 10% of the total number of shares owned by the shareholder at the time the request for redemption is made.

o REGULATORY RISKS. All of the Fund's shareholders are financial institutions (or subsidiaries of, or holding companies for, financial institutions) that are regulated by state and/or federal law. Changes in federal and state regulations in effect from time to time may affect the types of securities and other instruments in which the Fund may invest and, therefore, could adversely affect the ability of the Fund to achieve its investment objectives. Regulatory changes also may affect the ability of Eligible Institutions to invest in the Fund, which could result in a reduction in the size of the Fund and have other adverse effects on the Fund.

INVESTMENTS NOT INSURED OR GUARANTEED: An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.



              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                               PERFORMANCE SUMMARY

     The bar chart and table shown below provide an indication of the risks of investing in the Fund by showing changes in the Fund's performance from year-to-year over a 10-year period and by showing how the Fund's average annual returns for one, three, five, and ten years compare to those of a broad-based securities market index. All returns assume reinvestment of dividends. How the Fund has performed in the past is not necessarily an indication of how the Fund will perform in the future.

           YEAR-BY-YEAR TOTAL RETURNS (AS OF DECEMBER 31 OF EACH YEAR)


1991       1992       1993       1994         1995        1996         1997        1998       1999       2000

15.91%     10.23%     20.50%     (0.80%)      24.90%      20.82%       28.64%      28.85%     6.51%      4.07%

Best Quarter:             4th Quarter, 1998     +21.31%
Worst Quarter:            3rd Quarter, 1999     -8.19%


          AVERAGE ANNUAL TOTAL RETURNS (YEARS ENDED DECEMBER 31, 2000)

                                         1 YEAR   3 YEARS  5 YEARS   10 YEARS
                                         ------   -------  -------   --------

Institutional Investors Capital
Appreciation Fund, Inc...............    4.07%    12.61%   17.29%    15.52%

S&P 500 Index*.......................    -9.10%   12.26%   18.33%    17.46%

--------------
* The S&P 500 Index is the Standard & Poor's Composite Index of 500 Stocks, which is a commonly recognized unmanaged price index of 500 widely held common stocks. Unlike the Fund's returns, index returns do not reflect any fees or expenses.

                          FEES AND EXPENSES OF THE FUND


     THIS TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY IF YOU BUY AND HOLD SHARES OF THE FUND.

SHAREHOLDER FEES (fees paid directly from your investment)..... NONE

ANNUAL FUND OPERATING EXPENSES (deducted from Fund assets)*

  Management Fees.............................................. 0.72%
  Distribution or Service (12b-1) Fees......................... NONE
  Other Expenses............................................... 0.41%
     Administration, Transfer Agent and Custodian Fees...0.14%
     Professional and Directors' Expenses................0.23%
     Insurance, Printing and Miscellaneous Expenses......0.04%
  Total Annual Fund Operating Expenses......................... 1.13%

--------------
* Annual fund operating expense figures are for the fiscal year ended December 31, 2000, and are expressed as a percentage of the Fund's average net assets. The expenses have been restated for purposes of this example to reflect an increase in the fees payable to directors of the Fund.

EXAMPLE

     This Example may help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Because it uses hypothetical conditions, your actual costs may be higher or lower.

     The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year, all dividends and distributions are reinvested and the Fund's operating expenses described in the preceding table remain the same as a percentage of net assets. Based on these assumptions your costs would be:

                 1 YEAR     3 YEARS     5 YEARS    10 YEARS
                 ------     -------     -------    --------

                  $115       $359       $622       $1375

ELIGIBLE INSTITUTIONS

     The Fund is designed as an investment vehicle for New York savings banks under Subdivision 26(e) of Section 235 of the New York Banking Law and certain other Eligible Institutions, as defined below. Shares of the Fund may be purchased and owned only by, and may be transferred only to, Eligible Institutions that are resident in the State of New York. An Eligible Institution will be deemed to be a resident of the State of New York only if it has its principal office within the State of New York. An "Eligible Institution" means:

o a savings bank or savings and loan association which is organized under the laws of the State of New York,

o  a federal savings association organized under the laws of the United States,

o a holding company owning a majority of the outstanding shares of such a savings bank, savings and loan association or savings association,

o a life insurance department of any such savings bank, savings and loan association or savings association,

o a wholly- or majority-owned subsidiary of any such savings bank, savings and loan association or savings association, including without limitation a life insurance subsidiary,

o a pension trust, fund, plan or agreement participated in by one or more such savings banks, savings and loan associations, savings associations or holding companies to provide retirement benefits, death benefits or disability benefits for any or all of its or their active officers and employees, or

o any insurance company, including without limitation SBLI Mutual Life Insurance Company of New York, Inc. and any of its subsidiaries or any trust or other entity holding for the benefit of any of the foregoing or the policyholders of any such insurance company or subsidiary.

     Federal law may further restrict the ability of certain Eligible Institutions to invest in the Fund. Each Eligible Institution should consult its own advisers with respect to limitations, if any, imposed on its investments in the Fund by applicable banking laws or regulations.

INVESTMENT OBJECTIVES AND STRATEGIES
INVESTMENT OBJECTIVES

     The primary investment objective of the Fund is to achieve capital appreciation for its shareholders. The objective of income is secondary. There is no assurance that the Fund will, in fact, achieve these objectives.

     The Board of Directors may change the Fund's investment objectives without shareholder approval whenever in its judgment economic or market conditions warrant.

ELIGIBLE INVESTMENTS

     In order to maintain the Fund as an eligible investment for New York savings banks under Subdivision 26(e) of Section 235 of the New York Banking Law, the Fund will not make any investment or engage in any transaction which would cause the Fund's shares not to be eligible for investment by savings banks under the laws of the State of New York. That law effectively limits the types of investments which the Fund may make by generally limiting savings banks to investing in investment companies which invest in securities in which a savings bank may itself invest.

     As currently in effect, the New York Banking Law and the Banking Department's interpretations thereof permit the Fund to invest in common stocks of U.S. domestic corporations that are traded on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System, preferred stocks of U.S. domestic corporations that meet certain financial tests and corporate interest-bearing securities that are not in default as to either principal or interest when acquired.

     Restrictions and policies of the Fund which are based on the laws of the State of New York applicable to savings banks and savings and loan associations may be changed by any amendments to or changes in such laws or the regulations promulgated thereunder or official interpretations of such laws and regulations, without action by the Fund's shareholders.

PRINCIPAL INVESTMENT STRATEGIES

     The Fund invests primarily in equity securities of U.S.-based companies whose growth, cash flow, earnings and dividend prospects are promising and whose securities are reasonably priced and have the potential for capital appreciation in the opinion of its Investment Adviser. Specifically, the Investment Adviser looks for companies with strong balance sheets and sustainable earnings growth. In evaluating the prospects for a company's growth and earnings, the Investment Adviser considers, among other things, the company's historical performance and growth strategy, the growth rate of the industries in which it operates and the markets into which it sells, the nature of its competitive environment, technological developments and trends in market share. In attempting to determine reasonable price levels for a company's securities, the Investment Adviser utilizes a variety of measurement methods, including discounted cash flow analysis of expected earnings streams and an evaluation of the company's price-to-earnings ratio.

     The equity securities in which the Fund invests consist primarily of dividend-paying common stocks of large-capitalization companies, i.e., companies with market capitalizations in excess of $5 billion. The Fund may invest up to 25% of its assets in equity securities of smaller companies. The equity securities in which the Fund may invest also include common stocks that do not pay dividends, preferred stocks and corporate debt securities convertible into common stock.

     It is the Fund's policy to invest substantially all of its assets in equity securities and, to the extent reasonably practicable, at least 80% of its assets in common stock. At most times, the Fund holds no more liquid reserves than it believes necessary to provide for redemptions. However, if the Fund's Investment Adviser deems it beneficial for defensive purposes during adverse market, economic or other conditions, and subject to restrictions, if any, imposed by the New York Banking Law, the Fund may invest up to 100% of its assets temporarily in non-equity securities, such as investment grade corporate bonds, commercial paper and government securities. In taking this action, the Fund would reduce its exposure to fluctuations and risks in the market for equity securities and would increase its exposure to fluctuations and risks of the market for debt securities. These defensive actions would reduce the benefit from any upswing in the equity markets and, if the Investment Adviser does not correctly anticipate fluctuations in the equity and debt securities markets, may not contribute to the achievement of the Fund's investment objective.

     To a limited extent, the Fund also may engage in other investment practices.

     More information about the Fund's investments and strategies is provided in the Statement of Additional Information.

PRINCIPAL RISKS

     All investments in equity mutual funds, like the Fund, involve risk. Simply defined, risk is the possibility that you will lose money or not make money. The principal risk factors for the Fund are discussed below. Before you invest, please make sure you understand the risks that apply to your investment.

MARKET AND INVESTMENT RISKS

     The value of the Fund's shares will fluctuate in accordance with the value of the securities held in its portfolio so that your shares, when redeemed, may be worth more or less than their original cost. Declines are possible in the overall stock market or in the particular securities or types of securities held by the Fund, and it is possible to lose money as a result of your investment.

     The Fund may invest up to 25% of its assets in the securities of companies with market capitalizations of less than $5 billion. These companies carry additional risks because their earnings tend to be less predictable, their share prices more volatile and their securities less liquid than the securities of larger companies.

PORTFOLIO MANAGEMENT RISKS

     The Investment Adviser's skill in choosing appropriate investments for the Fund will affect the ability of the Fund to achieve its investment objective, and the investment strategies employed by the Fund may not match the performance of other strategies at different times or under different market or economic conditions. Accordingly, the Fund's performance for any period may differ from the performance of the overall market or from other investments that may be available to you.

REGULATORY RISKS

     All of the Fund's shareholders are financial institutions (or subsidiaries of, or holding companies for, financial institutions) that are regulated by state and/or federal law. Changes in federal and state regulations in effect from time to time may affect the type of securities and other instruments in which the Fund may invest and, therefore, could adversely affect the ability of the Fund to achieve its investment objectives.

     The ability of Eligible Institutions to invest in the Fund (and the amounts that they may invest) is subject to both federal and state regulation. Further regulatory restrictions on the ability of Eligible Institutions to invest in the Fund (or on the size of their investments) could result in a reduction in the size of the Fund and an increase the Fund's expense ratio, affect the Fund's ability to achieve economies of scale, result in a reduction in the Fund's investment returns and adversely affect the ability of the Fund to achieve its investment objectives.

SHARE PRICE -- NET ASSET VALUE

     The price of the Fund's shares is also referred to as their NET ASSET VALUE or NAV. The net asset value per share of the Fund is determined by computing the total value of all securities and other assets of the Fund, subtracting all of its liabilities and then dividing by the total number of shares of the Fund outstanding:

  Net Asset Value  =     TOTAL ASSETS - LIABILITIES
                        ----------------------------
                        Number of Shares Outstanding

     The Fund determines net asset value per share of the Fund as of 4:00 P.M., New York time. Shares will not be priced on days on which the New York Stock Exchange is closed for trading.

     The Fund uses market prices in valuing portfolio securities, but may use fair value estimates if reliable market prices are unavailable.

PURCHASE OF FUND SHARES

     Investors purchase shares at the Fund's next-determined net asset value after the Fund receives your order to purchase. Orders to purchase shares are not binding on the Fund until accepted by the Fund. The Fund reserves the right to reject any purchase order.

     Investors in the Fund pay no shareholder transaction fees, such as sales loads or exchange fees, when purchasing shares.

PROCEDURES FOR OPENING AN ACCOUNT WITH THE FUND

     Accounts with the Fund may be established by telephone. To open an account, telephone the Fund's Distributor, Shay Financial Services Inc., at 800-527-3713.

PROCEDURES FOR PURCHASING SHARES

     Eligible Institutions may submit purchase orders by telephone for their initial investment in the Fund or any subsequent investment. To make an investment in the Fund, follow the instructions below under the heading "SHARE PURCHASE PROCEDURES."

NEXT-DAY SETTLEMENT

     The Fund permits next-day settlement for shares purchased by telephone. Next-day settlement permits an Eligible Institution to place an order by telephone to purchase Fund shares at the net asset value per share next determined after receipt of the order to purchase and to deliver payment for the order by wire transfer the following business day. Payment must be in the form of federal funds or other immediately available funds and must be received by The Bank of New York prior to 4:00 P.M. New York City time on the next business day after submission of the order to purchase, or the order will be canceled.

     A purchase order is binding upon the investor. If the Fund must cancel your order because payment was not timely received, you will be responsible for the difference between the price of the shares when ordered and the price of the shares when the order is canceled, and for any fees or other losses and expenses incurred by the Fund. The Fund may redeem shares from your account in an amount equal to the amount of the difference in share price and the fees and other losses and expenses incurred, if any, and may retain the proceeds of the redemption in satisfaction of your liability to the Fund. You will continue to be responsible for any deficiency. In addition, the Fund may prohibit or restrict you from electing next-day settlement in the future or from making future purchases of the Fund's shares.

     Any funds received by the Fund in respect of a canceled purchase order will be returned upon instructions from the sender without any liability to the Fund, the Investment Adviser, the Distributor or the Custodian. If it is not possible to return the funds the same day, you will not have use of the funds until the next business day when it is possible to effect the return payment. The Fund reserves the right to reject any purchase order.

REINVESTMENT OF DIVIDENDS AND CAPITAL GAINS DISTRIBUTIONS

     You may elect to have dividends and capital gains distributions of the Fund, when paid, reinvested in shares of the Fund at the net asset value per share determined at the close of business on the ex-dividend date. The Fund will so reinvest your dividends and capital gains distributions unless you make a contrary election at the time you open your account. You may change an election at any time prior to a record date for a dividend or distribution by notifying the Fund in writing.

SHARE CERTIFICATES

     The Fund will not issue certificates representing the Fund's shares unless you make a request in writing directly to the Fund's Administrator. Wire and telephone redemptions of shares held in certificate form are not permitted.

                            SHARE PURCHASE PROCEDURES

                     INITIAL PURCHASE

TO OPEN AN           Call the Fund at 800-527-3713.
ACCOUNT OR OBTAIN
INFORMATION

MINIMUM INVESTMENT   $20,000 minimum for initial investments.  There is no
                     minimum for subsequent investments.

BY TELEPHONE         1. Call 800-527-3713 to submit a purchase order by
                     telephone and indicate the amount of the investment or the number of shares you desire to purchase. All purchases made by telephone must be paid by wire transfer.

                     2. Wire funds using the wire instructions below. Immediately available funds must be received by 4:00 P.M. New York City time on the next business day after the order is submitted or the order will be canceled.

METHOD OF PAYMENT    All payments must be made by wire transfer.
AND WIRE             First, call 800-527-3713 to notify the Fund that you
INSTRUCTIONS         intend to purchase shares by wire and to verify wire
                     instructions.  Then, wire funds care of The Bank of New
                     York, New York, NY:

                     ABA#:  021000018
                     A/C 8900403179
                     From:  (NAME OF INVESTOR/SHAREHOLDER)
                     TIN: (SHAREHOLDER'S TAXPAYER IDENTIFICATION NUMBER) Account Number: (INVESTOR'S ACCOUNT NUMBER IN THE FUND) For purchase of: Institutional Investors Capital
                               Appreciation Fund
                     Amount:  (AMOUNT TO BE INVESTED)
                     Ref. 110AF and (SHAREHOLDER NAME AND ACCOUNT NUMBER)

REDEEMING SHARES

     You may withdraw any part of your account at any time by redeeming shares (subject to the conditions and limited exceptions described below). You must provide the Fund with certified resolutions of your Board of Directors or Board of Trustees (or other documentation satisfactory to the Fund) identifying persons who are authorized to effect redemptions on your behalf.

     Investors in the Fund pay no shareholder transaction fees, such as redemption fees or exchange fees, when redeeming shares.

     You may make redemption requests in writing or by telephone. If share certificates were issued to you for the shares to be redeemed, the share certificates must accompany the redemption request. Procedures for redeeming shares are described below.

     Shares are redeemed at their net asset value per share next determined after receipt by the Fund of the request for redemption and all other necessary documentation, including share certificates, if any, for the shares being redeemed, except for certain large redemptions described below under "LIMITATION ON THE AMOUNT OF REDEMPTIONS." Redemption requests should be directed to the Fund's Distributor:

By telephone:       800-527-3713

By mail or
overnight courier  Shay Financial Services, Inc.
                   re:  Institutional Investors Capital
                        Appreciation Fund, Inc.
                   230 West Monroe Street
                   Suite 2810
                   Chicago, IL  60606

     Upon the receipt of such request in proper form as described below, you will receive from the Fund the net asset value of the redeemed shares which will be determined in accordance with the procedures described below under "LIMITATION ON THE AMOUNT OF REDEMPTIONS."

LIMITATION ON THE AMOUNT OF REDEMPTIONS

     The amount that you can redeem from the Fund on any day is limited to the greater of 2,500 shares or 10% of the total number of shares you own at the time the request for redemption is made.

     If a request for redemption exceeds the greater of 2,500 shares or 10% of the total number of shares you own, the redemption price for shares up to this limit will be the net asset value per share next determined after receipt by the Fund of the request for redemption and all other necessary documentation. The computation of net asset value of any excess number of shares included in your redemption notice will be made at 4:00 P.M., New York time, on the business day next succeeding the date of the first computation, subject to the maximum limitation of the greater of 2,500 shares or 10% of the total number of shares owned on the date of giving such notice, with continuing like computations on each succeeding business day, until the net asset value for all shares for which notice has been received has been so determined.

     The procedures for computation of redemption prices for large redemptions may be waived by the Board of Directors in the event that it determines that such restrictions are not in the best interests of the Fund and its shareholders.

     The redemption price will be paid by the Fund within seven business days after receipt of the notice of redemption in good order by the Distributor, provided that the certificates for the shares to be redeemed, if any, have been surrendered duly endorsed for transfer, guaranteed and delivered to BISYS. In the event that the net asset value of any shares is computed on a day other than the day of delivery of notice of redemption, then the redemption price of such shares will be paid by the Fund within seven business days after such day of computation.

TELEPHONE REDEMPTIONS

     You may redeem shares by telephone by calling the Fund at 800-527-3713. Telephone redemption instructions must include your Institutional Investors Capital Appreciation Fund account number and the dollar amount or number of shares to be redeemed.

     Telephone redemption requests are not available for shares for which share certificates have been issued.

     The Fund will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, among other things, matching the name and title of the person making a redemption request to the list of persons authorized by the shareholder to effect transactions in its account. The Fund reserves the right to refuse a telephone redemption if it believes it advisable to do so. Assuming the Fund's security procedures are followed, neither the Fund nor the Fund's Administrator, Transfer Agent or Distributor will be responsible for the authenticity of redemption instructions received by telephone and believed to be genuine, and the investor will bear any loss. The Fund may record all calls.

     During periods of substantial economic or market change, telephone redemptions may be difficult to complete. Shares may be redeemed by mail if you are unable to contact the Fund by telephone.

WRITTEN REDEMPTION REQUESTS

     To be in good order, written redemption requests must be signed EXACTLY as the account is registered by ALL persons in whose names the account is held and must include the following information and documents:

o  the account number from which shares are to be redeemed,

o  the dollar value or number of shares to be redeemed,

o  the shareholder's phone number,

o  the signatures of the account owner EXACTLY as registered on the account,

o  any certificates you are holding for the shares being redeemed.

PAYMENT (WIRING) OF REDEMPTION PROCEEDS

     Redemption proceeds will be wired to your bank or other account shown on the Fund's records.

     Changes in the bank account for delivery of redemption proceeds must be made by written instructions signed by an authorized person.

EXCEPTIONS TO OBLIGATION TO REDEEM

     Redemptions may be suspended, and the date of payment postponed, if:

o  trading on the New York Stock Exchange is suspended or restricted,

o an emergency makes determination of net asset value or disposition of portfolio securities not reasonably practicable, or

o the Securities and Exchange Commission by order permits suspension for the protection of shareholders.

     Redemptions also may be limited, and the date of payment postponed, as described above under "LIMITATION ON THE AMOUNT OF REDEMPTIONS."

     The right of redemption may also be suspended or payment in satisfaction of redemptions postponed for such other periods as may be established by the Board of Directors if the Board of Directors determines that it is contrary to the best interests of the Fund and its other shareholders to commit the Fund to an earlier repurchase of any or all shares offered for redemption. Such determination will be made only when a prior request for redemption remains unaccepted or when the Board of Directors expressly concludes that by reason of the number of shares to be redeemed or the condition of the securities markets, there is doubt as to the ability of the Fund to liquidate sufficient assets to raise the necessary funds within an earlier time without undue sacrifice and that the existence of extraordinary conditions requires adoption of an emergency measure.

     Requests for redemption received during a period when the right to redeem is suspended may be withdrawn at any time until redemptions are recommenced.

REDEMPTION IN KIND

     The Fund reserves the right to make a "redemption in kind" -- payment in portfolio securities rather than cash -- if the Board of Directors determines that, by reason of the closing of the New York Stock Exchange or otherwise, the orderly liquidation of securities owned by the Fund is impracticable, or payment in cash would be prejudicial to the best interests of the remaining shareholders of the Fund. The Statement of Additional Information contains supplementary details concerning redemption in kind.

UNDERSTANDING PERFORMANCE

     From time to time the Fund reports performance information in the form of total return and average annual total return. See, for example, "PERFORMANCE SUMMARY" at page 4 of this Prospectus. Total return shows the change in the value of an investment in the Fund over a specified period of time (such as one, three, five or ten years), assuming reinvestment of all dividends and distributions and after deduction of all applicable charges and expenses. The Fund's average annual total return represents the annual compounded growth rate that would produce the total return achieved over the period. The performance information reported by the Fund does not take into account any federal or state income taxes that you may pay.

DIVIDENDS, DISTRIBUTIONS AND FEDERAL
INCOME TAX STATUS

DIVIDEND POLICY

     The Fund pays dividends of net investment income, if any, quarterly. The Fund usually makes distributions of net long-term capital gains, if any, realized during a fiscal year in December of that fiscal year.

     The Fund's dividend distribution will vary with the amount of dividend and other investment income received, and the expenses incurred, by the Fund. In periods of relatively low dividend and interest rates, the Fund's dividend and interest income may not exceed the Fund's expenses, so that dividend distributions may not occur or may be low.

TAX STATUS; TREATMENT OF DIVIDENDS,
DISTRIBUTIONS, GAINS AND LOSSES

     TAX STATUS OF THE FUND. The Fund has elected to qualify, and intends to remain qualified, as a regulated investment company under Subchapter M of the Internal Revenue Code. The Fund intends to distribute all of its net investment income and capital gains to shareholders. Assuming that it is so qualified and makes such distributions, the Fund will not be subject to federal income tax on the net investment income and capital gains distributed. If the Fund failed to qualify as a regulated investment company or failed to meet certain 90% distribution requirements, it would be taxed as an ordinary corporation. Even if it meets these qualifications, if the Fund did not distribute 98% of its ordinary income and 98% of its capital gain net income, it would be subject to a non-deductible 4% excise tax on the amount required to be but not distributed.

     The following is a discussion of selected federal income tax considerations that may affect shareholders of regulated investment companies generally. It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to the Fund's shareholders. Special rules may apply to financial institutions and life insurance companies. Because everyone's tax situation is unique, you are urged to consult your tax professional regarding the federal, state, local, and foreign tax consequences that may be applicable to you.

     TAXATION OF DIVIDENDS AND DISTRIBUTIONS. In general, all dividends out of net investment income, together with distributions of short-term capital gain, are taxable as ordinary income to shareholders whether or not reinvested. Any net long-term capital gain distributed to shareholders are treated as long-term capital gains to such shareholders, whether or not reinvested and regardless of the length of time a shareholder has owned its shares. Long-term capital gains earned by corporate shareholders will be taxed at the same rate as ordinary income. A portion of dividends paid from net investment income attributable to dividends from domestic corporations may qualify for the dividends-received deduction for corporate shareholders. Shareholders that are tax exempt entities generally will not be taxed on amounts distributed to them by the Fund.

     The Fund expects to pay dividends quarterly and capital gain distributions annually, but there can be no assurance that there will be such dividends or distributions. Dividends or capital gains distributions declared in October, November or December with a record date in such a month and paid during the following January will be taxable as if received by shareholders on December 31 of the calendar year in which such dividends or distributions are declared. The Fund will notify shareholders after the close of its fiscal year of the dollar amount and the taxable status of that year's dividends and distributions.

     Shareholders buying shares immediately prior to a distribution should note that the distribution will be taxable to them even though the price of the shares will have included the amount of the forthcoming distribution.

     TAXATION OF GAINS AND LOSSES UPON SALE OR REDEMPTION. Any gain or loss realized upon a sale or redemption of Fund shares held as capital assets by a non-corporate shareholder that is not tax exempt or eligible for preferable tax treatment will generally be treated as long-term capital gain or loss subject to tax at a maximum rate of 20% if the shares have been held for more than one year, and otherwise will be treated as short-term capital gain or loss. However, any loss realized on the sale or redemption of Fund shares that have been held for six months or less will be treated as long-term capital loss to the extent of the amount of any capital gains dividend received by the shareholder with respect to such shares.

     In order to avoid withholding tax on any dividends, capital gain distributions and redemption proceeds, a shareholder must certify that the taxpayer identification number provided to the Fund is correct and that the shareholder is not currently subject to backup withholding or is exempt from backup withholding.

PORTFOLIO MANAGEMENT

INVESTMENT ADVISER

     Shay Assets Management, Inc. (the "Investment Adviser") makes the investment decisions for the Fund, subject to policies established by the Fund's Board of Directors, and is responsible for placing purchase and sale orders for portfolio securities and other investments.

     Shay Assets Management, Inc. is a registered investment adviser under the Investment Advisers Act of 1940 and serves as investment adviser to Asset Management Fund, a registered investment company comprising five fixed-income portfolios with aggregate net assets of approximately $1.0 billion at December

31, 2000, and as investment adviser to M.S.B. Fund, Inc., which had net assets at December 31, 2000, of approximately $64 million.

     The Investment Adviser's principal office is located at 230 West Monroe Street, Chicago, Illinois 60606. The Investment Adviser is controlled by Rodger
D. Shay, Sr., who is a Vice President of the Fund. Shay Assets Management, Inc., together with its predecessor, Shay Assets Management Co., has served as the Fund's investment adviser since May 19, 1995.

INVESTMENT ADVISER'S FEE

     The Fund pays the Investment Adviser a graduated investment management fee. The fee is computed at the annual rate of 0.75% of the first $100,000,000 of the Fund's average daily net assets and 0.50% of the Fund's average daily net assets in excess of $100,000,000. The fee payable to the Investment Adviser is reduced to the extent the expenses of the Fund (exclusive of legal, audit and directors' fees) exceed 1.10% of the Fund's average daily net assets during any fiscal year. This limitation did not result in any reduction of the Investment Adviser's fee during 2000. The total amount paid by the Fund in 2000 in respect of investment advisory services was 0.72% of the Fund's average net assets.

PORTFOLIO MANAGERS

     The individuals with primary responsibility for the management of the Fund's portfolio are John J. McCabe and Mark Trautman. Mr. McCabe and Mr. Trautman have been responsible for the Fund's investments since 1991 and 1993 respectively, first as employees of the Fund's prior investment adviser, Nationar, and currently as Portfolio Managers of Shay Assets Management, Inc.

     Mr. McCabe is Senior Vice President of the Investment Adviser and joined the Investment Adviser in May 1995. Mr. McCabe previously served as Senior Vice President and Chief Investment Officer of Nationar, the Fund's former investment adviser, from August 1991 through May 1995, and in that capacity had responsibility for the Fund's investments. Mr. McCabe is a director and past President of the New York Society of Security Analysts, a past director of the Financial Analysts Federation and a member and founding Governor of The Association for Investment Management and Research.

     Mr. Trautman is Vice President of the Investment Adviser and joined the Investment Adviser in May 1995. Prior to May 20, 1995, Mr. Trautman served as

Director of Mutual Funds Investment for the Fund's former investment adviser, Nationar, and in that capacity had responsibility for the Fund's investments. He also has served as Portfolio Manager for M.S.B. Fund, Inc. since March 1993. From January 1992 through March 1993 he served as Senior Equity Analyst for the two funds.

ADMINISTRATOR, TRANSFER AGENT AND CUSTODIAN

     ADMINISTRATOR AND TRANSFER AGENT. BISYS Fund Services Ohio, Inc. ("BISYS" or the "Administrator"), 3435 Stelzer Road,

     Columbus, Ohio 43219, acts as administrator of the Fund. BISYS also serves as the transfer agent and registrar and dividend paying agent for the Fund's shares.

     CUSTODIAN. The Bank of New York ("BONY" or the "Custodian"), New York, New York, is the custodian of the Fund's investments.

DISTRIBUTOR

     Shay Financial Services, Inc. (the "Distributor") acts as the distributor of the Fund. The Distributor's principal office is located at 230 West Monroe Street, Chicago, Illinois 60606. The Distributor is controlled by Rodger D. Shay, Sr., a Vice President of the Fund. The Fund has authorized the Distributor to undertake certain activities in connection with the sale of shares of the Fund, including informing potential investors about the Fund through written materials, seminars and personal contacts. The Distributor does not receive any compensation from the Fund for these activities.

                         INSTITUTIONAL INVESTORS CAPITAL
                             APPRECIATION FUND, INC.

                                    --------------------------------------------

PRIMARY OBJECTIVE:
Capital Appreciation                      STATEMENT OF ADDITIONAL
                                          INFORMATION
SECONDARY OBJECTIVE:  Income
                                          May 1, 2001

THE OFFER AND SALE OF THE             This Statement of Additional
SECURITIES OFFERED BY MEANS OF        Information is not a prospectus.
THIS STATEMENT OF ADDITIONAL          You should read this document in
INFORMATION HAVE NOT BEEN             conjunction with the Prospectus of
REGISTERED UNDER THE SECURITIES       the Fund, dated May 1, 2001. This
ACT OF 1933, AS AMENDED.  SHARES      document incorporates by reference
OF THE FUND MAY BE OFFERED AND        the Prospectus and the financial
SOLD ONLY TO ELIGIBLE                 statements, accompanying notes and
INSTITUTIONS WHOSE PRINCIPAL          report of independent auditors
OFFICES ARE LOCATED IN THE STATE      appearing in the Annual Report.
OF NEW YORK AND MAY NOT BE            You may obtain a copy of the
TRANSFERRED, EXCEPT TO ANOTHER        Prospectus and the Annual Report
ELIGIBLE INSTITUTION WHOSE            from the Fund without charge at
PRINCIPAL OFFICE IS LOCATED IN        the above address or by calling
THE STATE OF NEW YORK.                800-527-3713.


                                    --------------------------------------------

CONTENTS
                                                                            PAGE

The Fund.............................................................        1

Investment Objective, Policies, and Risks............................        1

   Investment Objectives.............................................        1

   Risks.............................................................        1

   Investments under Abnormal Market Conditions......................        2

   Fundamental Investment Policies-- Investment Restrictions Regarding
      Portfolio Securities...........................................        2

   Other Investment Restrictions.....................................        3

   Issuance of Senior Securities.....................................        4

   Writing Covered Call Options......................................        4

   Portfolio Turnover................................................        5

Purchase and Redemption of Shares....................................        5

Performance Information..............................................        8

Income Tax Status, Dividends and Distributions.......................        8

Officers and Directors of the Fund...................................        9

   Certain Other Affiliations and Business Relationships.............       16

   Compensation of Directors and Officers............................       16

   Management Ownership of Fund Securities...........................       18

Control Persons and Principal Holders of Securities..................       18

Code of Ethics.......................................................       19

Investment Advisory and Other Services...............................       19

   Investment Adviser................................................       19

   Administrator, Transfer Agent and Custodian.......................       21

   Distributor.......................................................       21

Independent Auditors.................................................       22

Purchase and Sale of Portfolio Securities............................       22

Expenses of the Fund.................................................       23

Description of Capital Stock.........................................       23

General Information..................................................       23

Financial Statements.................................................       24

THE FUND

     Institutional Investors Capital Appreciation Fund, Inc. (the "Fund") is a diversified, open-end management investment company. The Fund was incorporated under the laws of the State of New York on October 29, 1952.

INVESTMENT OBJECTIVES, POLICIES, AND RISKS

INVESTMENT OBJECTIVES

     The primary investment objective of the Fund is to achieve capital appreciation for its shareholders. The objective of income is secondary. The Fund seeks to achieve these objectives by investing primarily in common stocks of companies whose growth, earnings and dividend prospects are promising and whose securities are reasonably priced and have potential for capital appreciation, in the opinion of its investment adviser.

RISKS

     All investments in equity mutual funds, like the Fund, involve risk.

     MARKET AND INVESTMENT RISKS. The value of the Fund's shares will fluctuate in accordance with the value of the securities held in its portfolio so that your shares, when redeemed, may be worth more or less than their original cost. Declines are possible in the overall stock market or in the particular securities or types of securities held by the Fund.

     The Fund may invest up to 25% of its assets in the securities of companies with market capitalizations of less than $5 billion. These companies carry additional risks because their earnings tend to be less predictable, their share prices more volatile and their securities less liquid than the securities of larger companies.

     Investments in mutual funds are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     The Fund may invest from time to time in convertible debt securities and may, under abnormal market conditions, invest up to 100% of its assets in fixed income securities. See "--INVESTMENTS UNDER ABNORMAL MARKET CONDITIONS" in this Statement of Additional Information. Investments in fixed income securities expose the Fund to the risk that interest or principal may not be paid in a timely manner. In addition, prices of fixed income securities tend to move inversely with changes in interest rates. An increase in interest rates will result in a drop in the prices of fixed income securities, which could adversely affect the Fund's share price.

     PORTFOLIO MANAGEMENT RISKS. The Investment Adviser's skill in choosing appropriate investments for the Fund will affect the ability of the Fund to achieve its investment objective, and the investment strategies employed by the Fund may not match the performance of other strategies at different times or under different market or economic conditions. Accordingly, the Fund's performance for any period may differ from the performance of the overall market or from other investments that may be available to you.

INVESTMENTS UNDER ABNORMAL MARKET CONDITIONS

     Under normal market conditions, it is the Fund's policy to invest substantially all of its assets in equity securities. However, if the Fund's Investment Adviser deems it beneficial for defensive purposes during adverse market, economic or other conditions, the Fund may invest up to 100% of its assets temporarily in short-term non-equity securities, such as investment grade corporate bonds, commercial paper and government securities. In taking this action, the Fund would reduce its exposure to fluctuations and risks in the market for equity securities and would increase its exposure to fluctuations and risks of the market for debt securities. These defensive actions would reduce the benefit from any upswing in the equity markets and, if the Investment Adviser does not correctly anticipate fluctuations in the equity and debt securities markets, may not contribute to the achievement of the Fund's investment objective.

FUNDAMENTAL INVESTMENT POLICIES -- INVESTMENT RESTRICTIONS
REGARDING PORTFOLIO SECURITIES

     The following restrictions are fundamental policies and cannot be changed without approval of a majority of the Fund's outstanding voting securities. As a matter of fundamental policy, the Fund may not:

o purchase securities of an issuer if such purchase would cause more than 25% of the value of the Fund's total assets (taken at current value) to be invested in the securities of any one issuer or group of issuers in the same industry;

o purchase securities of an issuer if such purchase would cause more than 5% of any class of securities of such issuer to be held by the Fund;

o purchase securities of an issuer (other than obligations of the United States and its instrumentalities) if such purchase would cause more than 5% of the Fund's total assets, taken at market value, to be invested in the securities of such issuer;

o   invest in any issuer for the purpose of exercising control of management;

o   underwrite securities of other issuers;

o   purchase or sell real estate or real estate mortgage loans;

o   deal in commodities or commodities contracts;

o loan money, except that, subject to the restrictions, if any, imposed by the New York Banking Law, the Fund may (A) purchase debt obligations and (B) make sales of federal funds (loans maturing in fewer than seven days to depository institutions and generally made through the Federal Reserve System);

o purchase on margin or sell short any security, except that the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities;

o borrow money or mortgage or pledge any of its assets, except that the Fund may borrow money from banks for temporary or emergency (but not leveraging) purposes in an amount up to 5% of the Fund's total assets when the borrowing is made, and may pledge up to 15% of its assets to secure such borrowings;

o purchase or retain securities of an issuer if any officer, director or employee of, or counsel for, the Fund is an officer, director or employee of such issuer; or

o write, purchase or sell puts, calls or combinations thereof, except that the Fund may (A) write covered call options with respect to any or all of its portfolio securities and (B) enter into closing purchase transactions with respect to such options.

     In addition to the foregoing, the Fund will not make any investment or engage in any transaction which would cause the Fund's shares not to be eligible for investment by savings banks under the laws of the State of New York. That law effectively limits the types of investments which the Fund may make by generally limiting savings banks to investing in investment companies which invest in securities in which a savings bank may itself invest. As currently in effect, the New York Banking Law and the Banking Department's regulations thereunder and interpretations thereof operate to limit investment by the Fund to "qualified equity securities" and "qualified debt securities" in which a prudent person of discretion and intelligence in such matters who is seeking a reasonable income and preservation of capital would invest. A "qualified equity security" means an equity security which is, at the time of acquisition, listed on the New York Stock Exchange or the American Stock Exchange or for which representative high and low bid prices are regularly quoted on the National Association of Securities Dealers Automated Quotation System. A "qualified debt security" means a debt security which is not in default as to either principal or interest when acquired. The Fund's investments under the "prudent man" regulations of the Banking Department are subject to the further restriction that the Fund may not invest in or otherwise acquire any equity security (or security convertible into an equity security) issued by any bank, trust company, savings bank, savings and loan association, bank holding company, banking organization, life insurance company, or corporation engaged principally in the issue, flotation, underwriting, public sale or distribution of securities except to the extent otherwise permitted by the Banking Department.

     Restrictions and policies of the Fund which are based on the laws of the State of New York applicable to savings banks and savings and loan associations may be changed by any amendments to or changes in such laws or the regulations promulgated thereunder or official interpretations of such laws and regulations, without action by the Fund's shareholders.

OTHER INVESTMENT RESTRICTIONS

     In addition to the restrictions identified above as "Fundamental Policies", the Fund may not:

o invest in securities of any other investment company, except as may be acquired as part of a merger, consolidation or other acquisition of assets, and as may be consistent with applicable banking laws of the State of New York;

o purchase any security if, as a result of such transaction, more than 10% in the aggregate of the Fund's total assets (at current value) would be invested in (A) securities restricted as to disposition under federal securities laws and (B) securities for which there are no readily available market quotations;

o participate on a joint or joint and several basis in any trading account in securities; or

o invest in the securities of issuers which, together with any predecessors, have a record of less than three years of continuous operation.

ISSUANCE OF SENIOR SECURITIES

     The Fund does not issue senior securities, except that it may borrow money for temporary administrative or liquidity (but not leveraging) purposes, as described above under "FUNDAMENTAL INVESTMENT POLICIES." The Fund may borrow only from banks up to an amount not in excess of 5% of the value of the Fund's total assets at the time of the loan, repayable in not more than 60 days. This policy is a fundamental investment policy of the Fund and may not be altered, amended, or repealed except as authorized by the vote of a majority of the outstanding shares of the Fund.

WRITING COVERED CALL OPTIONS

     COVERED CALL OPTIONS. The Fund may engage in writing (i.e., selling) call options listed on organized securities exchanges with respect to securities owned by the Fund (called "covered" options). Except in the circumstances described below, the Fund will not sell any security subject to a call option written by the Fund so long as that option is outstanding. Call options are currently listed on the Chicago Board Options Exchange and the New York, American, Midwest and Pacific Stock Exchanges. A call option gives the purchaser the right to buy a security from the Fund at a fixed price (the "exercise price") at any time prior to the expiration of the option contract regardless of the market price of the security at that time. In return for such right, the purchaser pays the Fund a premium, which the Fund retains whether or not the purchaser exercises the option. The premium represents consideration to the Fund for undertaking the option obligation and thereby foregoing (during the period of the option) the opportunity to profit from an increase in the market price of the underlying security above the exercise price. For example, assume the Fund owns 100 shares of XYZ and, at a time when the market price of XYZ was $50 per share, the Fund wrote a six month call option on those shares at an exercise price of $50 for a premium of $500 (less transaction costs). If the price of XYZ declined to $40 per share the call would likely not be exercised. The 100 XYZ shares would have declined $1,000 in value and the Fund would have received income in the amount of $500. On the other hand, should the price of XYZ rise to $60 per share the call would likely be exercised with the result that, in exchange for the $500 premium, the Fund would have foregone the $1,000 appreciation on the underlying shares.

     When the Fund writes an option, the securities subject to the option will be segregated or otherwise held for delivery in accordance with the requirements of any applicable securities exchange. The Fund may purchase call options only for the purpose of closing out a previous option commitment (called a "closing purchase transaction"). A closing purchase transaction is made by buying an option with identical terms as an option previously written, resulting in the cancellation of the Fund's previous option obligation. If the Fund wishes to sell securities on which it has options outstanding it would execute a closing purchase transaction prior to selling the securities. A profit or loss may be realized on a closing purchase transaction if the amount paid to purchase a call option previously written is less or more than the amount received from its sale.

     The writing of covered call options involves certain risks. An option position may be closed out only on an exchange that provides a market for an option of the same series. Although the Fund will generally write only those call options for which there appears to be an active market, there is no assurance that an active market on an exchange will exist for any particular option at any particular time. If the Fund as a covered call option writer is unable to effect a closing purchase transaction in a secondary market, it would, as a result, be subject to any price decline in the underlying security. If such a situation were to arise, the Fund's Investment Adviser would determine whether to hold the underlying securities and risk depreciation in their market value or to sell the securities and substitute cash or other securities as collateral for the option obligation.

     In general, premiums received on options that are not exercised and gains or losses realized on closing purchase transactions are treated as short-term capital gains or losses. When an option is exercised the premium is added to the exercise price and the resulting gain or loss is characterized as a short- or long-term capital gain or loss depending on the holding period of the underlying securities. In general, brokerage commissions associated with buying and selling call options are higher than those associated with other securities transactions.

     The Board of Directors has directed the Fund's Investment Adviser to write options only in situations where the exercise price plus the premium (less transaction costs) would, at the time the option is written, equal a price at which the Investment Adviser would recommend selling the underlying securities because of fundamental investment considerations. Consequently, the Fund does not believe that option writing has a material effect on the Fund's portfolio turnover rate, and the Fund believes that option writing may contribute both to the capital appreciation and income objectives of the Fund. In addition, the Board of Directors has directed the Investment Adviser to restrict option writing so that no more than 15% of the Fund's total assets may be subject to outstanding options at any time. The Board of Directors may change these restrictions whenever such changes appear to be in the best interest of the Fund.

PORTFOLIO TURNOVER

     Although the Fund does not intend to engage in substantial short-term trading, it may, in order to take advantage of new investment opportunities or to preserve gains or limit losses, sell portfolio securities without regard to the length of time that they have been held. The Fund's annual portfolio turnover rate was 22%, 20% and 21% in 1998, 1999 and 2000, respectively. The portfolio turnover rate is determined by dividing the amount of the lesser of the purchases or sales during the year by the average value of the Fund's portfolio securities during such year. The portfolio turnover rate of the Fund is not normally expected to exceed 75% but may do so if the Fund's investment objectives and policies in the light of market conditions require more frequent trades.


PURCHASE AND REDEMPTION OF SHARES

     PROCEDURE FOR PURCHASING AND REDEEMING SHARES. Shares are purchased through the Fund's Distributor, Shay Financial Services, Inc., or by sending money directly to the Fund. Procedures for purchasing and selling shares are described in the Prospectus.

     PURCHASE AND REDEMPTION AT NET ASSET VALUE. Investors may purchase shares of the Fund at the Fund's net asset value per share next determined after receipt of an order for purchase as described in the Prospectus.

     Investors may redeem shares of the Fund at the Fund's net asset value per share. However, the amount that can be redeemed from the Fund by a shareholder on any day is limited to the greater of 2,500 shares or 10% of the total number of shares owned by the shareholder at the time the request for redemption is made.

     If a request for redemption exceeds the greater of 2,500 shares or 10% of the total number of shares owned by the shareholder, the redemption price for shares up to this limit will be the net asset value per share next determined after receipt by the Fund of the request for redemption and all other necessary documentation. The computation of net asset value of any excess number of shares as to which notice is received from a shareholder will be made at 4:00 P.M., New York time, on the Business Day next succeeding the date of the first computation, subject to the maximum limitation of the greater of 2,500 shares or 10% of the total number of shares owned on the date of giving such notice, with continuing like computations on each succeeding Business Day, until the net asset value for all shares for which notice has been received has been so determined.

     The procedures for computation of redemption prices for large redemptions may be waived by the Board of Directors in the event that it determines that such restrictions are not in the best interests of the Fund and its shareholders.

     DETERMINATION OF NET ASSET VALUE. Net asset value per share of the Fund is determined as of 4:00 P.M., New York time. The Fund computes its net asset value once daily on days the New York Stock Exchange is open for trading. Purchase orders received prior to 4:00 P.M., New York time, on a trading day are executed at the net asset value per share computed as of 4:00 P.M., New York time, on such day. Orders received after 4:00 P.M., New York time, on a trading day or on a day that is not a trading day are executed at the net asset value per share computed as of 4:00 P.M., New York time, on the next trading day.

     The net asset value per share of the Fund is determined by computing the total value of all securities and other assets of the Fund, subtracting all of its liabilities and then dividing by the total number of shares of the Fund outstanding. For purposes of such computation, a security listed on a national securities exchange or on the NASDAQ National Market System is valued at the last reported sale price thereof on the exchange or system where the security is principally traded. If no trade occurs on such exchange or system on the date of computation, such security will be valued at the mean of the last bid and asked prices on such day on such exchange or system.

     Securities not listed on a national securities exchange or on the NASDAQ National Market System but traded in an over-the-counter market are valued at the average of the last bid and asked prices prior to the computation. Short-term interest-bearing investments for which market quotations are not available are valued at cost plus discount earned, which the Board of Directors has determined to be fair value. Other securities are valued at their fair value, as determined in good faith by the Board of Directors of the Fund.

     Securities underlying outstanding call options written by the Fund are valued at their market price as determined above. Premiums received on the sale of call options are included in the net asset value; however, the current market value of outstanding options written by the Fund is deducted in computing net asset value. The current market value of an option listed on an organized securities exchange is based on the last sales price on such exchange prior to 4:00 P.M., New York time, or, if none, the mean of the last bid and asked prices as of 4:00 P.M., New York time.

     PROCEDURE FOR PURCHASING AND REDEEMING SHARES. Shares are purchased through the Fund's Distributor, Shay Financial Services, Inc., or by sending money directly to the Fund. Procedures for purchasing and selling shares are described in the Prospectus.

     REDEMPTION IN KIND. The Fund reserves the right to make redemption payments, in whole or in part, in kind, in securities or other assets of the Fund. Payment in kind will be made only if the Board of Directors determines that, by reason of the closing of the New York Stock Exchange or otherwise, the orderly liquidation of securities owned by the Fund is impracticable, or payment in cash would be prejudicial to the best interests of the remaining shareholders of the Fund. In making a redemption in kind, the Fund reserves the right to select from each portfolio holding a number of shares that will reflect the portfolio make-up and the value of which (determined on the same basis used to compute the net asset value of the shares being redeemed) will approximate the value of the Fund shares being redeemed or to select from one or more portfolio investments shares approximately equal in value to the total value of the Fund shares being redeemed. Any shortfall will be made up in cash. Whenever delivery of securities or other assets is to be made for a redemption in kind, such delivery will be made as promptly as practicable after receipt by the Distributor of a request for redemption in proper form accompanied by such other documents as the Fund may require.

     Investors receiving an in-kind redemption payment will incur a brokerage charge on the disposition of the securities through a broker.

PERFORMANCE INFORMATION

     The following table sets forth the total return on an investment in the Fund for the one-, three-, five- and ten-year periods ended December 31, 2000, and the average annual total return for such periods:

            INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.
                               TOTAL RETURN DATA

                                       PERIODS ENDED DECEMBER 31, 2000
                            ---------------------------------------------------
                              1 YEAR      3 YEARS      5 YEARS      10 YEARS
                            ----------  -----------  -----------  ------------

Total Return...........        4.07%      42.82%       121.98%       323.37%

Average Annual Total
Return..................       4.07%      12.61%        17.29%        15.52%

     Total return shows the percentage change in the value of an investment in the Fund over the specified periods, assuming (i) a hypothetical investment of $1,000 at the beginning of the period, (ii) reinvestment of all dividends and distributions and (iii) deduction of all applicable charges and expenses. The Fund's average annual total return represents the annual compounded growth rate that would produce the total return achieved over the applicable period. For example, as indicated in the table above, a 17.29% average annual rate of return would produce a total return of 121.98% over a five-year period. The performance information reported above does not take into account any federal or state income taxes that may be payable by an investor.

     The foregoing information is a statement of the past record of the Fund and should not be construed as a representation or prediction of future results. The investment return and principal value of an investment in the Fund will fluctuate with changing market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. Comparisons of total returns on a year-to-year basis may facilitate an understanding of how changing market conditions affect the Fund. The average annual total return permits an investor to identify the overall rate of return achieved by the Fund during a multi-year period without regard to year-to-year variations.


INCOME TAX STATUS, DIVIDENDS AND DISTRIBUTIONS

     The following is a summary of certain additional federal income tax considerations generally affecting the Fund and its shareholders that are not described in the Prospectus. It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to the Fund or the Fund's shareholders. Special rules may apply to financial institutions and life insurance companies. Because everyone's tax situation is unique, you are urged to consult your tax professional regarding the federal, state, local, and foreign tax consequences that may be applicable to you.

     The Fund has elected to qualify, and intends to remain qualified, as a regulated investment company under Subchapter M of the Internal Revenue Code. It is the Fund's policy to distribute all of its net investment income (income from dividends and interest, less expenses) and net short-term capital gain, if any, as ordinary income dividends and to distribute substantially all net long-term capital gain (net of short-term capital loss) on sales of portfolio securities as capital gain distributions. If the Fund should fail to qualify for Subchapter M status, it would be subject to federal corporate income tax on its net investment income and capital gains. In addition, distributions to shareholders generally would be taxed as corporate dividends at ordinary income rates, and no portion of the dividends would be afforded capital gains treatment. In the event the Fund fails to distribute to shareholders in a calendar year an amount equal to the sum of (i) 98% of its ordinary income (excluding capital gain), (ii) 98% of its capital gain net income (determined as of the twelve-month period ending October 31), and (iii) the amount, if any, of ordinary income and capital gain not distributed in the preceding calendar year, it would be subject to a non-deductible 4% excise tax on the amount required to be but not distributed. Because the Fund expects to distribute all of its net investment income and net capital gain, it does not expect to incur a liability for this tax.

     In general, the portion of the dividends paid by the Fund out of qualifying dividends received by the Fund from domestic corporations with respect to shares which are held by the Fund for the required holding period will be eligible, whether paid in cash or in additional shares, for the federal income tax 70% dividends-received deduction that is available to certain corporate taxpayers. Except with respect to certain cumulative dividends on preferred stock designated as such by the Fund, the required holding period is at least 46 days during the 90-day period that begins 45 days before the shares become ex-dividend with respect to such dividend, excluding certain periods during which the Fund's risk of loss is diminished. Because a portion of the dividends paid by the Fund will be paid out of, in addition to such qualifying dividends, other income such as interest income and net short-term capital gains realized by the Fund, less than 100% of the dividends will be eligible for the 70% dividends-received deduction. Dividends paid on shares of the Fund will not be eligible for the dividends-received deduction if the corporate shareholder holds such shares for less than the required holding period as generally described above.

     Other Code provisions may also limit the availability of the dividends-received deduction to shareholders. For example, the 70% dividends-received deduction cannot, in general, exceed 70% of a corporation's taxable income (determined without regard to the 70% dividends-received deduction). In addition, the Code reduces the 70% dividends-received deduction with respect to portfolio stock where debt is attributable to the investment in such stock. In addition, the 70% dividends-received deduction is not permitted for purposes of calculating a shareholder's alternative minimum tax.


OFFICERS AND DIRECTORS OF THE FUND

     The directors of the Fund, in addition to reviewing the actions of the Fund's Investment Adviser, decide upon matters of general policy at their regular meetings. The Fund's officers supervise the business operations of the Fund.

     The Fund has fifteen directors who are elected for staggered terms of three years each. The directors and officers of the Fund, together with their addresses and ages, their positions with the Fund, the years of expiration of their terms as directors and their principal occupations for the last five years (together with other relevant experience) are set forth in the following table.

                                POSITION(S) HELD WITH
                                REGISTRANT AND
                                EXPIRATION
NAME, AGE AND ADDRESS           OF TERM AS A DIRECTOR           PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS
---------------------           ---------------------           -----------------------------------------
HARRY P. DOHERTY (Age 58)*+     President, Director             Chairman of the Board and Chief Executive Officer,
15 Beach Street                 (2003)                          Staten Island Bancorp, Inc., and Chairman and Chief
Staten Island, NY 10304                                         Executive Officer of its operating division, SI Bank &
                                                                Trust.  Mr. Doherty also serves as a director of M.S.B.
                                                                Fund, Inc., an investment company registered under the
                                                                Investment Company Act of 1940 for which Shay Assets
                                                                Management, Inc. acts as investment adviser.

JOSEPH L. MANCINO (Age 63)*     Executive Vice                  Chairman of the Board and Chief Executive Officer, The
1 Jericho Plaza                 President,                      Roslyn Savings Bank.  Mr. Mancino also serves as a
Jericho, NY 11753-8905          Director (2004)                 director of M.S.B. Fund, Inc., an investment company
                                                                registered under the Investment Company Act of 1940 for
                                                                which Shay Assets Management, Inc. acts as investment
                                                                adviser.

MICHAEL R. KALLET (Age 50)*     Vice President,                 President and Chief Executive Officer, Oneida Savings
182 Main Street                 Director (2002)                 Bank.
Oneida, NY 13421

RALPH F. BROUTY (Age 71)        Director                        Former Chairman of the Board and Chief Executive
111 Clinton Street              (2003)                          Officer, Watertown Savings Bank.
Watertown, NY 13601

ROBERT P. CAPONE (Age 46)       Director                        Chairman of the Board, President and Chief Executive
10 Bank Street                  (2002)                          Officer, Community Mutual Savings Bank.
White Plains, NY 10606

TIMOTHY A. DEMPSEY (Age 67)     Director                        Chairman of the Board and Chief Executive Officer,
18 Oakland Avenue               (2004)                          Warwick Community Bancorp, Inc. and Chairman of the
P.O. Box 591                                                    Board, The Warwick Savings Bank.  Mr. Dempsey
Warwick, NY 10990-0501                                          also serves as a director of M.S.B. Fund,
                                                                Inc., an investment company registered under the
                                                                Investment Company Act of 1940 for which Shay Assets
                                                                Management, Inc. acts as investment adviser.

                                POSITION(S) HELD WITH
                                REGISTRANT AND
                                EXPIRATION
NAME, AGE AND ADDRESS           OF TERM AS A DIRECTOR           PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS
---------------------           ---------------------           -----------------------------------------
JOSEPH R. FICALORA (Age 54)     Director                        Chairman, President and Chief Executive Officer, New
615 Merrick Avenue              (2004)                          York Community Bancorp, Inc. and President of Queens
Westbury, NY  11590                                             County Savings Bank, its principal subsidiary.  Mr.
                                                                Ficalora also serves as a director of M.S.B. Fund,
                                                                Inc., an investment company registered under the
                                                                Investment Company Act of 1940 for which Shay Assets
                                                                Management, Inc. acts as investment adviser.


-----------------
*   These directors are regarded as interested persons under the Investment Company Act of 1940 by virtue of their positions as officers of the Fund.

+   This director may be regarded as an "interested person" under the Investment Company
    Act of 1940 because he is a director of America's Community Bankers.  See "CERTAIN
    OTHER AFFILIATIONS AND BUSINESS RELATIONSHIPS."

                                POSITION(S) HELD WITH
                                REGISTRANT AND
                                EXPIRATION
NAME, AGE AND ADDRESS           OF TERM AS A DIRECTOR           PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS
---------------------           ---------------------           -----------------------------------------
CHRIS C. GAGAS (Age 70)         Director                        Chairman of the Board, PathFinder Bank.
214 West First Street           (2002)
Oswego, NY 13126

STEPHEN J. KELLY (Age 47)       Director                        Chairman and Chief Executive Officer, Rhinebeck Savings
2 Jefferson Plaza               (2003)                          Bank.
Poughkeepsie, NY 12601

CLIFFORD E. KELSEY, JR.         Director                        Director and former President and Chief Executive
(Age 68)                        (2004)                          Officer, Goshen Savings Bank.
1 South Church Street
Goshen, NY 10924

ROBERT E. KERNAN, JR. (Age 58)  Director                        Chairman of the Board, President and Chief Executive
19 Cayuga Street                (2002)                          Officer, The Seneca Falls Savings Bank.
Seneca Falls, NY 13148

WILLIAM A. McKENNA, JR.         Director                        Chairman and Chief Executive Officer, Ridgewood Savings
(Age 64)                        (2003)                          Bank.  Mr. McKenna also serves as a director of M.S.B.
71-02 Forest Avenue                                             Fund, Inc., an investment company registered under the
Ridgewood, NY 11385                                             Investment Company Act of 1940 for which Shay Assets
                                                                Management, Inc. acts as investment adviser.

CLIFFORD M. MILLER (Age 59)     Director                        Chairman of the Board, President and Chief Executive
180 Schwenk Drive               (2002)                          Officer, Ulster Savings Bank.
Kingston, NY 12401

VINCENT F. PALAGIANO (Age 60)   Director                        Chairman of the Board and Chief Executive Officer, The
209 Havemeyer Street            (2003)                          Dime Savings Bank of Williamsburgh.
Brooklyn, NY 11211

CHARLES M. SPROCK (Age 61)      Director                        Chairman of the Board, President and Chief Executive
100 West Dominick Street        (2004)                          Officer, The Rome Savings Bank.
Rome, NY 13340

                                POSITION(S) HELD WITH
                                REGISTRANT AND
                                EXPIRATION
NAME, AGE AND ADDRESS           OF TERM AS A DIRECTOR           PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS
---------------------           ---------------------           -----------------------------------------
RODGER D. SHAY, SR. (Age 64)    Vice President and              Mr. Shay has been Chairman and the sole director of the
1000 Brickell Avenue            Assistant Secretary             Fund's investment adviser, Shay Assets Management,
Miami, FL  33131                                                Inc., since November 1997 and previously served as its
                                                                President and as a director from 1990 to 1997.  Mr.
                                                                Shay also has served as Chairman and the sole director
                                                                of the Fund's distributor, Shay Financial Services,
                                                                Inc., since November 1997 and previously served as its
                                                                President and as a director from 1990 to 1997.  Mr.
                                                                Shay held similar positions with Shay Assets Management
                                                                Co. and Shay Financial Services Co., which served as
                                                                the Fund's investment adviser and distributor,
                                                                respectively, from 1995 through December 1997.  Mr.
                                                                Shay has been the Chairman, sole director and President
                                                                of Shay Investment Services, Inc., an enterprise which
                                                                owns 100% of Shay Assets Management, Inc., and Shay
                                                                Financial Services, Inc., since 1990.  Mr. Shay is also
                                                                Chairman and a Director, Asset Management Fund and Vice
                                                                President and Assistant Secretary of M.S.B. Fund, Inc.,
                                                                each of which is a registered investment company for
                                                                which Shay Assets Management Inc. acts as investment
                                                                adviser.  Mr. Shay also has been Chairman of Horizon
                                                                Bank since 2000.  He has previously served as Director,
                                                                First Home Savings Bank, S.L.A. from 1990 to 1998.  He
                                                                previously was employed by certain subsidiaries of
                                                                Merrill Lynch & Co. from 1955 to 1981, where he served
                                                                in various executive positions including Chairman of
                                                                the Board of Merrill Lynch Government Securities, Inc.,
                                                                Chairman of the Board of Merrill Lynch Money Market
                                                                Securities, Inc. and Managing Director of the Debt
                                                                Trading Division of Merrill Lynch, Pierce, Fenner &
                                                                Smith Inc.

EDWARD E. SAMMONS, JR.          Vice President and              Mr. Sammons has been President of the Fund's investment
(Age 61)                        Secretary                       adviser, Shay Assets Management, Inc., since November
230 West Monroe Street, Suite                                   1997 and previously served as its Executive Vice
2810                                                            President from 1990 to 1997.  Mr. Sammons also has
Chicago, IL  60606                                              served as Executive Vice President of the Fund's
                                                                distributor, Shay Financial Services, Inc., since
                                                                1990.  He also held the position of Executive Vice
                                                                President with Shay Assets Management Co. and Shay
                                                                Financial Services Co. from 1990 through December
                                                                1997.  These companies served as the Fund's investment
                                                                adviser and distributor, respectively, from 1995
                                                                through December 1997.  Mr. Sammons has served as
                                                                Executive Vice President of Shay Investment Services,
                                                                Inc., since September 1990.  He serves or has
                                                                previously served in the following capacities:
                                                                President and Treasurer of Asset Management Fund, a
                                                                registered investment company; Vice President and
                                                                Secretary of M.S.B. Fund, Inc.; Vice President, from
                                                                1987 to 1990, Advance America Funds, Inc.; and Senior
                                                                Vice President and Manager of Fixed Income Securities,
                                                                Republic National Bank in Dallas from 1962 to 1983.

JOHN J. McCABE (Age 57)         Vice President                  Mr. McCabe has been a Senior Vice President of Shay
200 Park Avenue, 45th Floor                                     Assets Management, Inc. since June 1995 and held the
New York, NY  10166                                             comparable position with Shay Assets Management Co.
                                                                from June 1995 through December 1997. From August 1991
                                                                through May 1995, he was Senior Vice President and
                                                                Chief Investment Officer of Nationar.  He also serves
                                                                as a Vice President of M.S.B. Fund, Inc.  He previously
                                                                served as Managing Director and Portfolio Manager at
                                                                Sterling Manhattan Corporation, an investment banking
                                                                firm, for approximately three years and in various
                                                                positions at Bankers Trust Company, including Director
                                                                of Investment Research and Managing Director of the
                                                                Investment Management Group. Mr. McCabe is a director
                                                                and past President of the New York Society of Security
                                                                Analysts, a past director of the Financial Analysts
                                                                Federation and a member and founding Governor of The
                                                                Association for Investment Management and Research.

                                POSITION(S) HELD WITH
                                REGISTRANT AND
                                EXPIRATION
NAME, AGE AND ADDRESS           OF TERM AS A DIRECTOR           PRINCIPAL OCCUPATIONS DURING PAST 5 YEARS
---------------------           ---------------------           -----------------------------------------

MARK F. TRAUTMAN (Age 35)       Vice President                  Mr. Trautman has been a Vice President of Shay Assets
200 Park Avenue, 45th Floor                                     Management, Inc. since June 1995 and held the
New York, NY  10166                                             comparable position with Shay Assets Management Co.
                                                                from June 1995 through December 1997.  He has been
                                                                Portfolio Manager of the Fund since March 1993. From
                                                                March 1993 through May 1995, he served as Director of
                                                                Mutual Funds Investment of Nationar.  He also serves as
                                                                a Vice President and Portfolio Manager for M.S.B. Fund,
                                                                Inc.  From January 1992 through March 1993 he served as
                                                                Senior Equity Analyst for the two funds.  From December
                                                                1988 through December 1991, Mr. Trautman was a Senior
                                                                Associate with Sterling Manhattan Corporation.  From
                                                                June 1987 through November 1988, Mr. Trautman held the
                                                                position of Treasury Analyst at Thomson McKinnon
                                                                Securities, Inc., a securities brokerage firm.  He is
                                                                also a member of The New York Society of Security
                                                                Analysts and The Association for Investment Management
                                                                and Research.

STEVEN D. PIERCE  (Age 35)      Treasurer                       Mr. Pierce has been a Vice President of Financial
3435 Stelzer Road                                               Services of BISYS Fund Services, Inc. since September
Columbus, OH  43219                                             2000 and was a Director of Financial Services from 1998
                                                                through August 2000.  Mr. Pierce also serves as
                                                                Treasurer of M.S.B. Fund, Inc. and Asset Management
                                                                Fund and as an officer to other mutual funds registered
                                                                under the Investment Company Act of 1940 that are
                                                                clients of BISYS.  From 1996 to 1998, Mr. Pierce was
                                                                the Manager of Financial Operations at CNA Insurance.
                                                                From 1994 to 1996, he was a Trust Officer at First
                                                                Chicago NBD Corporation.  From 1989 to 1994, he was a
                                                                Senior Financial Accountant at Kemper Financial
                                                                Services.

ALAINA V. METZ  (Age 34)        Assistant Secretary             Ms. Metz has been the Chief Administrative Officer of
3435 Stelzer Road                                               the Blue Sky Compliance Department at BISYS Fund
Columbus, OH  43219                                             Services, Inc. since 1995.  Ms. Metz also serves as
                                                                Assistant Secretary of M.S.B. Fund, Inc. and Asset
                                                                Management Fund and as an officer to other mutual funds
                                                                registered under the Investment Company Act of 1940
                                                                that are clients of BISYS.  From 1989 to 1995, Ms. Metz
                                                                served as Supervisor for Alliance Capital Management,
                                                                L.P.

     Harry P. Doherty*+, Timothy A. Dempsey, Joseph R. Ficalora, William A. McKenna, Joseph L. Mancino*and Rodger D. Shay, Sr. also are directors of M.S.B. Fund, Inc., a registered investment company affiliated with the Fund by virtue of having a common investment adviser. Messrs. Shay, Sammons, McCabe, Trautman and Pierce and Ms. Metz also are officers of M.S.B. Fund, Inc. Ms. Metz and Mr. Pierce are also officers of Asset Management Fund, a registered investment company affiliated with the Fund by virtue of having a common investment adviser.

     The Fund has an Executive Committee, composed of Messrs. Doherty*+ Kallet*, Mancino* and McKenna, which meets from time to time, as necessary, between meetings of the Board to consider matters concerning the Fund. Subject to limitations provided by law and the Fund's by-laws, the Executive Committee is authorized to exercise the power and authority of the Board of Directors as may be necessary during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2000.

     The Fund has a standing Nominating Committee, composed of Messrs. Palagiano, Ficalora and Kelly, whose function is to recommend nominees for election as directors and officers of the Fund. The Committee holds informal discussions as necessary concerning its activities and met once during 2000. The Nominating Committee will consider nominees proposed by stockholders. Stockholders who desire to propose a nominee should write to the Secretary of the Fund and furnish adequate biographical data, including information concerning the qualifications of the proposed nominee, prior to November 20, 2001.

     The Fund has a standing Audit Committee composed of Messrs. Kernan, Sprock and Kelsey. The Audit Committee makes recommendations to the full Board of Directors with respect to engagement of independent auditors. The Audit Committee also reviews with the Fund's independent auditors the scope and results of the annual audit and matters having a material effect upon the Fund's financial statements. The Audit Committee met twice during 2000.

     Each of the directors of the Fund is an officer or director of an Eligible Institution or of a holding company which controls one or more Eligible Institutions. Any of such Eligible Institutions may from time to time purchase at its discretion sufficient shares of the Fund so that its holding may exceed 5% of the then outstanding shares of the Fund. Eligible Institutions are not restricted by the Fund as to the number of shares of the Fund that they may purchase or hold. (See "CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.")

-----------------
* These directors are regarded as interested persons under the Investment Company Act of 1940 by virtue of their positions as officers of the Fund.

+ This director may be regarded as an "interested person" under the Investment Company Act of 1940 because he is a director of America's Community Bankers. See "CERTAIN OTHER AFFILIATIONS AND BUSINESS RELATIONSHIPS."

CERTAIN OTHER AFFILIATIONS AND BUSINESS RELATIONSHIPS

     Certain officers and directors of the Fund are also officers, employees, directors or shareholders of Shay Assets Management, Inc. ("SAMI") and Shay Financial Services, Inc. ("SFSI"). Messrs. Rodger D. Shay, Sr., Edward E. Sammons, Jr., John J. McCabe and Mark F. Trautman, who are officers of the Fund, are officers and employees of SAMI. Mr. Shay is the sole director of SAMI, SFSI and Shay Investment Services, Inc. ("SISI"), which is the sole stockholder of SAMI and SFSI. Mr. Shay also is the majority stockholder of SISI.

     Harry P. Doherty, who is a director of the Fund, also is a director of America's Community Bankers (the "Association"), which, prior to December 1997, owned a 50% interest in the Fund's Investment Adviser. The Association and its affiliates receive certain royalty and other payments from SISI and its affiliates.

COMPENSATION OF DIRECTORS AND OFFICERS

     Directors of the Fund receive compensation for their services as directors of the Fund consisting of:

o a $10,000 annual retainer per director, payable in four quarterly installments

o a per-meeting fee of $1,000 for each meeting of the Board of Directors attended in person

o a per-meeting fee of $250 for each meeting of a Board committee attended in person on a date on which a meeting of the Board of Directors is not held.

The Board of Directors holds its regular meetings quarterly. Directors do not receive any additional fee for telephonic meetings. Directors are also reimbursed for reasonable expenses incurred in attending meetings or otherwise incurred in connection with their attention to the affairs of the Fund.

     In recognition of the additional responsibilities and duties performed by the President of the Fund, the President receives an additional annual retainer of $2,000, payable in four quarterly installments, which is in addition to the compensation the President receives as a director.

     The other officers of the Fund do not receive any compensation from the Fund other than the compensation they may receive as directors of the Fund. No fee is payable for telephonic meetings of the Board of Directors or any committee. No pension or retirement benefits are paid to directors, advisory board members, or executive officers.

     The total compensation paid to the directors and officers for service during 2000 was $148,000. The total amount of expenses incurred during 2000 for which the directors were reimbursed was $9,111. The Fund does not provide officers or directors, directly or indirectly, with any pension or retirement benefits.

     The following table sets forth the aggregate compensation received by each director of the Fund from the Fund and any other investment company having the same investment adviser for services as a director or officer during 2000. Such compensation does not include reimbursements to the directors for their expenses incurred in connection with their activities as directors.

                                     COMPENSATION TABLE

                                                  TOTAL COMPENSATION FROM
                                                    THE FUND AND FUND
NAME OF DIRECTOR         AGGREGATE COMPENSATION   COMPLEX (3 FUNDS) PAID
NAME OF DIRECTOR              FROM THE FUND           TO DIRECTORS
---------------------    -----------------------  -----------------------
Ralph F. Brouty                  $10,000                $10,000
Robert P. Capone                 $10,000                $10,000
Timothy A. Dempsey               $ 9,000                $14,250 (1)
Harry P. Doherty                 $12,000                $17,250 (1)
Joseph R. Ficalora               $ 9,000                $16,250 (1)
Chris C. Gagas                   $10,000                $10,000
Michael R. Kallet                $9,000                  $9,000
Stephen J. Kelly                 $10,000                $10,000
Clifford E. Kelsey, Jr.          $10,000                $10,000
Robert E. Kernan, Jr.            $9,000                  $9,000
Joseph L. Mancino                $10,000                $10,000
William A. McKenna, Jr.          $10,000                $15,750 (1)
Clifford M. Miller               $10,000                $10,000
Vincent F. Palagiano             $10,000                $10,000
Charles M. Sprock                $10,000                $10,000

----------------
(1) Includes compensation received as a director or officer of one other investment company having the same Investment Adviser as the Fund.


MANAGEMENT OWNERSHIP OF FUND SECURITIES

     Although no officer or director of the Fund owns any equity securities of the Fund, each director of the Fund is an officer or director of an Eligible Institution, and it is expected that such Eligible Institutions may, from time to time, purchase shares of the Fund. All such directors disclaim beneficial ownership of any such shares. The Eligible Institutions with which the directors are affiliated owned approximately 96.17% of the outstanding shares of the Fund at April 3, 2001.


CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

     As of April 3, 2001, Staten Island Bancorp, Inc., 15 Beach Street, Staten Island, New York, owned approximately 30% of the outstanding shares of the Fund. As a result of such ownership, Staten Island Bancorp, Inc., which is organized as a New York savings bank, is deemed to be a controlling person of the Fund. Staten Island Bancorp Inc.'s holding, if it were maintained on the record date of any meeting of shareholders of the Fund, would enable Staten Island Bancorp, Inc. to exercise a substantial influence over the outcome of each matter submitted to a vote of the shareholders of the Fund, including election of directors, and depending on the number of shares present in person or represented by proxy at a meeting of shareholders, may enable Staten Island Bancorp, Inc. to determine the outcome of each such vote. Harry P. Doherty, who is Chairman and Chief Executive Officer of Staten Island Bancorp, Inc., also is a director and the President of the Fund.

     As of April 3, 2001, the following persons owned of record and, to the best of the Fund's knowledge, beneficially more than 5% of the Fund's outstanding securities, directly or indirectly through subsidiaries:

NAME AND ADDRESS                               PERCENTAGE OWNERSHIP
----------------                               --------------------

Staten Island Bancorp, Inc.                             30%
15 Beach Street
Staten Island, NY  10304

Ridgewood Savings Bank                                  19%
71-02 Forest Avenue
Ridgewood, NY  11385

Watertown Savings Bank                                  13%
111 Clinton Street
Watertown, NY  13601

The Roslyn Savings Bank                                  8%
1 Jericho Plaza
Jericho, NY  11753-8905

CODE OF ETHICS

     The Fund, the Investment Adviser and the Distributor have adopted a joint Code of Ethics that governs the conduct of employees of the Fund, the Investment Adviser and the Distributor who may have access to information about the Fund's securities transactions. The Code permits personnel subject to the Code to purchase securities that may also be purchased by the Fund but recognizes that such persons owe a fiduciary duty to the Fund's shareholders and requires that they place the interests of shareholders ahead of their own interests. Among other things, the Code requires pre-clearance of trading of initial public offerings and limited offerings by investment personnel and requires reporting of personal securities transactions. Violations of the code are subject to review by the directors and could result in penalties.


INVESTMENT ADVISORY AND OTHER SERVICES

     Shay Assets Management, Inc. serves as the Investment Adviser of the Fund; BISYS Fund Services Ohio, Inc. serves as its administrator and transfer agent; and The Bank of New York is the custodian for the Fund.

INVESTMENT ADVISER

     Shay Assets Management, Inc. (the Fund's "Investment Adviser") makes investment decisions for the Fund and is responsible for placing purchase and sale orders for portfolio securities and other investments. Under the investment advisory agreement between the Investment Adviser and the Fund (the "Investment Advisory Agreement"), the Investment Adviser receives a fee from the Fund computed at the annual rate of 0.75% of the first $100,000,000 of the Fund's average daily net assets and 0.50% of the Fund's average daily net assets in excess of $100,000,000. The fee payable to the Investment Adviser is reduced (but not below zero) to the extent the expenses of the Fund (exclusive of professional fees, such as legal and audit fees, directors' fees and expenses and distribution expenses, if any, payable under Rule 12b-1) exceed 1.10% of the Fund's average daily net assets during any fiscal year during the term of the Fund's agreement with the Investment Adviser. The Investment Advisory Agreement also provides for a reduction in the fee payable to the Investment Adviser to the extent the expenses of the Fund would exceed any applicable limit established pursuant to the statutes or regulations of any jurisdictions in which the Fund's shares are qualified for offer and sale. However, the Fund's shares are not offered or sold in any jurisdiction that imposes such a limitation. These limitations did not result in any reduction of the Investment Adviser's fee in 2000. The total amounts paid by the Fund for the years ended December 31, 1998, 1999 and 2000, respectively, in respect of investment advisory services were $777,312, $840,430, and $805,684, respectively, representing 0.74%, 0.72% and 0.72% of the Fund's average daily net assets (after all fee reductions and expense limitations). The Investment Adviser pays for the Fund's legal counsel to prepare the minutes of meetings of the Board of Directors and its committees to the extent not prepared by the Fund's administrator.

     The Investment Adviser is a registered investment adviser under the Investment Advisers Act of 1940 and serves as investment adviser to Asset Management Fund, a registered investment company comprising five fixed-income portfolios with aggregate net assets of approximately $1.0 billion at December 31, 2000, and M.S.B. Fund, Inc., a registered investment company with net assets of approximately $64 million as of December 31, 2000.

     The Investment Adviser, Shay Assets Management, Inc., is a Florida corporation that is controlled by Rodger D. Shay, Sr. The Investment Adviser is a wholly-owned subsidiary of Shay Investment Services, Inc., which is the holding company for the Fund's Investment Adviser and Distributor and certain other related companies engaged primarily in securities-related businesses. Rodger D. Shay, Sr. is the majority stockholder of Shay Investment Services, Inc. The Investment Adviser's principal office is located at 230 West Monroe Street, Suite 2810, Chicago, Illinois 60606.

     Shay Assets Management, Inc. (together with its predecessor, Shay Assets Management Co.) has served as the Fund's Investment Adviser since May 19, 1995. The Fund's current Investment Advisory Agreement with Shay Assets Management, Inc. was approved by the shareholders of the Fund on November 13, 1997.

     Under the Investment Advisory Agreement, the Investment Adviser is not liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund, except a loss resulting from (i) a breach of fiduciary duty with respect to the receipt of compensation for services, (ii) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or (iii) reckless disregard by it of its obligations and duties under the agreement.

     The Investment Advisory Agreement will continue in effect from year to year, subject to termination by the Fund or the Investment Adviser as described below, if such continuance is approved at least annually by the vote of the Fund's Board of Directors and a majority of the directors of the Fund who are not "interested persons" of the Fund or of the Investment Adviser.

     The Investment Adviser may terminate the Investment Advisory Agreement upon 90 days' written notice to the Fund. The Investment Advisory Agreement can be terminated at any time without penalty by the Fund upon 30 days' written notice to the Investment Adviser. The Investment Advisory Agreement will terminate automatically in the event of its assignment.

     Certain directors and officers of the Fund are directors, officers or employees of the Investment Adviser and its affiliates. See "OFFICERS AND DIRECTORS OF THE FUND."

ADMINISTRATOR, TRANSFER AGENT AND CUSTODIAN

     BISYS Fund Services Ohio, Inc. ("BISYS"), 3435 Stelzer Road, Columbus, Ohio 43219, is the Fund's administrator and transfer agent. Pursuant to the terms of the Administration and Fund Accounting Agreements between the Fund and BISYS, BISYS performs various administrative services for the Fund, including (i) maintenance of the Fund's books and records, (ii) preparation of various filings, reports, statements and returns filed with governmental authorities or distributed to shareholders of the Fund and (iii) computation of the Fund's net asset value for purposes of sales and redemptions of shares.

     The Fund pays BISYS for its services a fee computed at the annual rate of 0.10% of the first $200 million of the Fund's average net assets, 0.075% of the next $200 million of average net assets, with further reductions in the applicable rate for net assets in excess of $400 million, subject to a minimum annual charge of $80,400. BISYS has served as the Fund's administrator and fund accountant since August 1, 1999, and as the Fund's transfer agent since September 13, 1999. The amounts paid to BISYS for the five months ended December 31, 1999 and the year ended December 31, 2000 were $48,520 and $111,263, respectively.

     Certain employees of BISYS also are officers of the Fund. See "OFFICERS AND DIRECTORS OF THE FUND."

     CUSTODIAN. The Bank of New York ("BONY"), One Wall Street, New York, New York, is the custodian of the Fund's investments. BONY has served as the Fund's custodian since July 30, 1999.

DISTRIBUTOR

     Shay Financial Services, Inc. (the "Distributor") is the distributor of the Fund. The Distributor is a Florida corporation that is controlled by Rodger D. Shay, Sr., who is a Vice President of the Fund. The principal business address of the Distributor is 230 West Monroe Street, Chicago, Illinois 60606.

     The Fund has authorized the Distributor to undertake certain activities in connection with the continuous offer and sale of shares of the Fund, including informing potential investors about the Fund through written materials, seminars and personal contacts. The Distributor is obligated to use its best efforts to effect sales of shares of the Fund, but has no obligation to sell any particular number of shares. The Distributor does not receive any compensation from the Fund in connection with such activities.

     Certain directors and officers of the Fund also are directors, officers or employees of the Distributor and its affiliates. See "OFFICERS AND DIRECTORS OF THE FUND."

INDEPENDENT AUDITORS

     Arthur Andersen LLP, 720 East Pete Rose Way, Cincinnati, Ohio, serves as the Fund's independent auditors and in that capacity audits the Fund's annual financial statements and prepares its tax returns.


PURCHASE AND SALE OF PORTFOLIO SECURITIES

     The primary aim of the Fund in the allocation of portfolio transactions to various brokers is the attainment of best price and execution consistent with obtaining investment research services and statistical information at reasonable cost. The Investment Adviser is thus authorized to pay a brokerage commission in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of efficient execution and research and statistical information provided by the selected broker. Transactions in portfolio securities were effected during the calendar year 2000 through a total of 2 brokers, drawn from a list of brokers selected by the Investment Adviser on the basis of their ability to provide efficient execution of portfolio transactions and investment research and statistical information. A large majority of the Fund's portfolio transactions are executed on national securities exchanges through member firms. However, when the Investment Adviser believes that a better price can be obtained for the Fund, portfolio transactions may be executed in the third market. Portfolio transactions in unlisted securities are executed in the over-the-counter market. The brokerage list is reviewed continually in an effort to obtain maximum advantage from investment research and statistical information made available by brokers, and allocation among the brokers is made on the basis of best price and execution consistent with obtaining research and statistical information at reasonable cost.

     In 2000, brokerage commissions of $11,634 (attributable to purchases of $14,729,713 and proceeds from sales of $17,736,910) were paid to brokers that provided investment research and statistical information to the Investment Adviser. The research and statistical information provided to the Investment Adviser consist primarily of written and electronic reports and presentations analyzing specific companies, industry sectors, the stock market and the economy. To the extent that the Investment Adviser uses such research and information in rendering investment advice to the Fund, the research and information tend to reduce the Investment Adviser's expenses. The Investment Adviser may use research services and statistical information furnished by brokers through which the Fund effects securities transactions in servicing all of its accounts, and the Investment Adviser may not use all such services in connection with the Fund. The total amounts of brokerage commissions paid in 1998, 1999 and 2000 were $50,104, $43,193 and $52,230, respectively. The
Investment Adviser monitors the reasonableness of commissions paid by the Fund based on its experience in the market, and the Board of Directors periodically reviews the reasonableness of such commissions as well.

     Neither the Fund nor any of its officers or directors, nor its Investment Adviser, is affiliated with any broker employed by the Fund in connection with the purchase or sale of portfolio securities or other investments. The Fund does not maintain joint or joint and several trading accounts in securities.

EXPENSES OF THE FUND

     The Fund is responsible for the payment of its expenses. Such expenses include, without limitation, the fees payable to the Fund's Investment Adviser, administrator, transfer agent and custodian, brokerage fees and expenses, filing fees for the registration or qualification of the Fund's shares under federal or state securities laws, taxes, interest, the cost of liability insurance, fidelity bonds, indemnification expenses, legal and auditing fees and expenses, any costs, expenses or losses arising out of any liability of, or claim for damages or other relief asserted against, the Fund for violation of any law, expenses of preparing and printing prospectuses, proxy materials, reports and notices and of mailing the same to shareholders and regulatory authorities, the compensation and expenses of the Fund's directors and officers who are not affiliated with the Fund's Investment Adviser or administrator and any extraordinary expenses incurred by the Fund. Annual and semi-annual reports to shareholders include a statement of operational expenses.


DESCRIPTION OF CAPITAL STOCK

     The capital stock of the Fund consists of a single class of common shares with a par value of $1.00 per share. Each common share entitles the holder to one vote for the election of directors and on all other matters. These shares have non-cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. All shares have equal rights to participate in any dividends declared and, in the event of liquidation, in the assets of the Fund. Upon issuance and payment in accordance with the terms herein described, the shares will be fully paid and nonassessable. There are no conversion rights, preemptive rights or sinking fund provisions with respect to the Fund's shares.

     Shares of stock of the Fund may not be sold or transferred to or be owned by, any person other than an Eligible Institution.


GENERAL INFORMATION

     Statements contained in the Prospectus and this Statement of Additional Information as to the contents of any contract or agreement or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement of which the Prospectus and this Statement of Additional Information form a part, each such statement being qualified in all respects by such reference.


FINANCIAL STATEMENTS

     The audited financial statements of the Fund for the fiscal year ended December 31, 2000, including the notes thereto and the report of Arthur Andersen LLP, contained in the Fund's Annual Report to shareholders for the year ended December 31, 2000 (the "Annual Report") are incorporated herein by reference. Except as set forth above, this Statement of Additional Information does not incorporate any other portion of the Annual Report. Arthur Andersen LLP has audited such financial statements, and the financial statements are incorporated by reference in reliance on the report of Arthur Andersen LLP and the authority of such firm as experts in accounting and auditing.

     The Fund will provide a copy of the Annual Report without charge to each person to whom this Statement of Additional Information is delivered. Investors should direct requests to the Fund in writing c/o the Fund's Distributor, Shay Financial Services, Inc., at 230 West Monroe Street, Chicago, Illinois 60606, or by telephone at 800-527-3713.

                            PART C. OTHER INFORMATION


ITEM 23.  EXHIBITS

               (a) Restated Certificate of Incorporation of the Registrant. Previously filed with Amendment No. 9 as Exhibit 1.

               (b) By-Laws of the Registrant. Previously filed with Amendment No. 10 as Exhibit 2.

               (c)  Instruments Defining Rights of Security Holders

                    (1) Form of Certificate for Common Stock. Previously filed with Amendment No. 2 as Exhibit 4.

                    (2) Articles Third, Fourth, Ninth, Tenth and Eleventh of Certificate of Incorporation (See Exhibit (a))

                    (3)  Articles II, VIII, IX and XVI of By-Laws (See Exhibit
                         (b))

               (d) Investment Advisory Agreement dated as of December 9, 1997, between the Registrant and Shay Assets Management, Inc. Previously filed with Amendment No. 10 as Exhibit 5.

               (e) Distribution Agreement dated as of December 9, 1997, between the Registrant and Shay Financial Services, Inc. Previously filed with Amendment No. 10 as Exhibit 9(c).

               (f)  Not Applicable.

               (g)  Custody Agreement

                    (1) Custodian Services Agreement dated as of July 30, 1999, between the Registrant and The Bank of New York. Previously filed with Amendment No. 12 as Exhibit G(1).

                    (2) Domestic Custodian Fee Schedule dated as of August 25, 1999, between the Registrant and The Bank of New York. Previously filed with Amendment No. 12 as Exhibit G(2).

                    (3) Cash Management Agreement dated as of July 30, 1999, between the Registrant and The Bank of New York. Previously filed with Amendment No. 12 as Exhibit G(3).

               (h)  Other Material Contracts

                    (1) Administration Agreement dated as of August 1, 1999, between the Registrant and BISYS Fund Services Ohio, Inc. Previously filed with Amendment No. 12 as Exhibit H(1).

                    (2) Transfer Agency Agreement dated as of September 13, 1999, between the Registrant and BISYS Fund Services Ohio, Inc. Previously filed with Amendment No. 12 as Exhibit H(2).

                    (3) Fund Accounting Agreement dated as of August 1, 1999, between the Registrant and BISYS Fund Services Ohio, Inc. Previously filed with Amendment No. 12 as Exhibit H(3).

                    (4) Omnibus Fee Agreement dated as of August 1, 1999, between the Registrant and BISYS Fund Services Ohio, Inc. Previously filed with Amendment No. 12 as Exhibit H(4).

               (i)  Not Applicable.

               (j)  Not Applicable.

               (k)  Not Applicable.

               (l)  Not Applicable.

               (m)  Not Applicable.

               (n)  Not Applicable.

               (o)  Reserved.

               (p) Code of Ethics. Previously filed with Amendment No. 12 as Exhibit P.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     As of April 3, 2001, Staten Island Bancorp, Inc., 15 Beach Street, Staten Island, New York, owned approximately 30% of the outstanding shares of the Fund. As a result of such ownership, Staten Island Bancorp, Inc., which is organized as a Delaware corporation, is deemed to be a controlling person of the Fund. SI Bank & Trust, which is a federally chartered savings bank and a wholly-owned subsidiary of Staten Island Bancorp, Inc., and SIB Investment Corporation, a New Jersey corporation, SIB Mortgage Corp., a New Jersey corporation, Staten Island Funding Corporation, a Maryland corporation, and SIB Financial Services Corporation, a New York corporation, are direct or indirect wholly-owned subsidiaries of SI Bank & Trust and are deemed to be under common control with the Registrant.

ITEM 25.  INDEMNIFICATION

     Sections 721-726 of the New York Business Corporation Law provide that a New York corporation shall have the power and, in certain cases, the obligation to indemnify officers or directors against certain liabilities. Article XVII of the by-laws of the Registrant provides that the Registrant shall indemnify directors or officers to the full extent permitted by New York law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     In addition, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, indemnification by the Registrant of its directors and officers against liabilities arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their respective offices is against public policy and, therefore, unenforceable. In the event that any questions arise as to the lawfulness of indemnification under the Investment Company Act of 1940 or the advancement of legal fees or other expenses incurred by its officers and directors, the Registrant will not advance such expenses or provide such indemnification unless there has been a determination by a court, by a vote of a majority of a quorum consisting of disinterested, non-party directors, or by independent legal counsel in a written opinion or by other reasonable and fair means that such indemnification or advancement would not violate Section 17 of the Investment Company Act of 1940 and the rules and regulations thereunder.

     In addition, the Registrant has entered into a Directors and Officers Liability Insurance Policy covering the period July 31, 1999 to July 31, 2001. Such policy insures against loss which any directors or officers of the Registrant are obligated to pay by reason of claims based on actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any matter claimed against them solely by reason of their being directors or officers. The policy does not protect or purport to protect any director or officer against any loss arising from fines or penalties imposed by law or matters which may be deemed uninsurable under the law.

ITEM 26.  BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

     Incorporated herein by reference from the Statement of Additional Information are the following: the description of the business of Shay Assets Management, Inc. (the "Investment Adviser"), contained in the section entitled "Investment Advisory and Other Services;" the information concerning the organization and controlling persons of Shay Financial Services, Inc. (the "Distributor") contained in the section entitled "Investment Advisory and Other

Services;" and the biographical information pertaining to Messrs. Shay, Sammons, McCabe and Trautman contained in the section entitled "Officers and Directors of the Fund."

     The Investment Adviser is located at 230 West Monroe Street, Suite 2810, Chicago, Illinois, 60606 and at 1000 Brickell Avenue, Miami, Florida, 33131, and also has offices in New York City and Summit, New Jersey. The Investment Adviser is a wholly-owned subsidiary of Shay Investment Services, Inc. ("SISI"). SISI is owned by employees, including Rodger D. Shay, Sr. who is the controlling shareholder of SISI. Shay Financial Services, Inc. ("SFSI") and First Financial Trust Company ("FFTC") are also wholly-owned subsidiaries of SISI.

     Rodger D. Shay, Sr. is the Chairman of the Investment Adviser, SISI, and SFSI. Edward E. Sammons, Jr. is President of the Investment Adviser and Executive Vice President of SISI and SFSI. Rodger D. Shay, Jr. is the President of SFSI and Executive Vice President of the Investment Adviser. Roy R. Hingston is a Senior Vice President of the Investment Adviser and SFSI. Robert T. Podraza is a Vice President of the Investment Adviser, SISI and SFSI.

     SFSI is a securities broker-dealer registered with the Securities and Exchange Commission. FFTC is a Texas trust company which provides custodial services, primarily for institutional customers of SFSI.

     Effective December 8, 1997, the Investment Adviser began rendering investment adviser services to the Fund and two other registered investment companies, Asset Management Fund ("AMF") and M.S.B. Fund, Inc. In addition, the Investment Adviser acts as investment adviser to several savings banks located in New York State on a non-discretionary basis.

     From its inception in August 1990 to December 7, 1997, the Investment Adviser was a 50% general partner and the managing partner of Shay Assets Management Co. ("SAMC"), the Fund's prior investment adviser. SAMC was the investment adviser for the Fund and M.S.B. Fund, Inc. from May 19, 1995 to December 7, 1997, for AMF from September 1, 1990 to December 7, 1997, and for the Institutional Investors Tax-Advantaged Income Fund, Inc. from May 19, 1995 to March 15, 1996, and was the Sub-Adviser, providing portfolio management services, for the U.S. Mortgage Securities Portfolio of Nationar Funds, Inc. from June 1994 to February 1995. In addition, SAMC acted as investment adviser to several savings banks located in New York State on a non-discretionary basis. SAMC was dissolved on December 7, 1997, with its assets, liabilities, and business (including investment advisory services to the Fund) being transferred to the Investment Adviser.

ITEM 27.  PRINCIPAL UNDERWRITERS

     (a) The Distributor, Shay Financial Services, Inc., serves as the principal distributor for M.S.B. Fund, Inc. and Asset Management Fund in addition to serving Institutional Investors Capital Appreciation Fund, Inc.

     (b) Rodger D. Shay, Sr. is the Chairman and sole director of the Distributor. He also serves as an officer of the Registrant. Edward E. Sammons,

Jr. is the Executive Vice President of the Distributor and an officer of the Registrant. Other information about Messrs. Shay and Sammons required by this
Item 27 is incorporated herein by reference to Item 26 and the information set forth beneath the caption "OFFICERS AND DIRECTORS OF THE FUND" in the Statement of Additional Information. Set forth below are the names, principal business addresses and positions and offices with the Distributor of the other officers of the Distributor.


NAME OF DIRECTOR OR                                      POSITIONS AND OFFICES
OFFICER OF THE DISTRIBUTOR  PRINCIPAL BUSINESS ADDRESS   WITH DISTRIBUTOR
--------------------------  --------------------------   ---------------------

Robert T. Podraza           230 West Monroe Street     Chief Financial Officer
                            Chicago, IL  60606         and Chief Operating
                                                       Officer

Rodger D. Shay, Jr.         230 West Monroe Street     President
                            Chicago, IL  60606


ITEM 28.  LOCATION OF ACCOUNTS AND RECORDS

     The books and other documents required to be maintained pursuant to Rule 31a-1(b) (4) and (b) (10) are in the physical possession of the Fund's Investment Adviser, Shay Assets Management, Inc., 230 West Monroe Street, Suite 2810, Chicago, Illinois 60606; accounts, books and other documents required by Rule 31a-1(b) (5) through (7) and (b) (11) and Rule 31a-1(f) are in the physical possession of Shay Assets Management, Inc., 230 West Monroe Street, Suite 2810, Chicago, Illinois 60606; all other books, accounts and other documents required to be maintained under Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the physical possession of BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219.

ITEM 29.  MANAGEMENT SERVICES

     Not Applicable.

ITEM 30.  UNDERTAKINGS

     Not Applicable.

SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York and State of New York on April 30, 2001.


                                    INSTITUTIONAL INVESTORS CAPITAL
                                    APPRECIATION FUND, INC.


                                    By:  /S/ MARK F. TRAUTMAN
                                        -------------------------------------
                                        Mark F. Trautman
                                        Vice President